Exhibit 19.1

M-TRON INDUSTRIES INC.

POLICY AND PROCEDURES GOVERNING SALES AND PURCHASES OF COMPANY AND RELATED SECURITIES BY INSIDERS

I.	PURPOSE

In order to comply with federal and state securities laws governing (a) trading in an issuer’s securities while in the possession of “material nonpublic information” concerning the issuer, and (b) disclosure of material nonpublic information about an issuer to outsiders, and in order to prevent even the appearance of improper insider trading or tipping, M-tron Industries Inc. (the “Company”) has adopted this Policy.

II.	SCOPE

A.

This Policy covers all directors and officers of the Company, and any employees of the Company and outsiders whom the Compliance Officer, upon consultation with the Company’s outside securities counsel, may designate, because they have access to material nonpublic information concerning the Company. For purposes of this Policy, officers and directors of consolidated and unconsolidated subsidiaries shall also be covered. This Policy also covers the immediate family members of all of the foregoing persons (the foregoing persons and such immediate family members being hereinafter collectively referred to as “Insiders”).

B.

Except as provided in Section VI below, this Policy applies to any and all transactions in the Company’s securities, including its Common Stock and options to purchase Common Stock, and any other type of securities that the Company may hereafter issue, such as preferred stock, convertible debentures, warrants and options or other derivative securities. This Policy also applies to those securities of consolidated and unconsolidated subsidiaries which may be publicly traded, including preferred stock, convertible debentures, warrants and options or other derivative securities.

C.

This Policy will be delivered to all directors, officers, designated employees and designated outsiders upon its adoption by the Company, and to all new directors, officers, designated employees and designated outsiders at the start of their employment or relationship with the Company.

III.	INSIDER TRADING COMPLIANCE OFFICER

The Company has designated its Chief Financial Officer and Executive Vice President as its Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer may consult with the Company’s outside securities counsel (the “Securities Counsel”), to review and, wherever appropriate, approve proposed trades by Insiders.

In addition to the trading approval duties described in Section V.C below, the duties of the Compliance Officer will include the following:

A.	Administering this Policy and monitoring and enforcing compliance with all Policy provisions and procedures;
B.	Responding to all inquiries relating to this Policy and its procedures;
C.	Designating and announcing regular and special trading blackout periods;
D.

Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons whom the Compliance Officer determines have access to material nonpublic information concerning the Company;

E.

Administering, monitoring and enforcing compliance with all federal and state insider trading laws and regulations, including without limitation Sections 10(b), 16, 20A and 21A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and Rule 144 under the Securities Act of 1933, as amended; and assisting in the preparation and filing of all required reports with the Securities and Exchange Commission (the “SEC”) relating to ownership of Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G under the Exchange Act;

F.	Revising this Policy as necessary to reflect changes in federal or state insider trading laws and regulations; and
G.

Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.

The Compliance Officer may designate one or more individuals who may assist him/her in the performance of his/her duties and/or perform the Compliance Officer’s duties in the event that he/she is unable or unavailable to perform such duties.

IV.	DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”

A.	“MATERIAL” INFORMATION

Information about the Company is “material” if it would be expected to affect the investment or voting decisions of the reasonable shareholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information that could reasonably be expected to affect the price of Company securities. While it is not possible to identify all information that would be deemed “material,” the following types of information ordinarily would be considered material:

•	Financial performance, especially quarterly and year‑end earnings, and significant changes in financial performance or liquidity;
•	Potential mergers and acquisitions or the sale of Company assets or subsidiaries;
•	New significant contracts, orders, customers, or finance sources, or the loss thereof;
•	Significant changes in loss development;
•	Significant policy pricing changes;
•	Stock splits and extraordinary dividends;
•	Public or private securities/debt offerings;
•	Significant changes in senior management; and
•	Actual or threatened major litigation or the resolution of such litigation.

B.	“NONPUBLIC” INFORMATION

Material information is “nonpublic” if it has not been widely disseminated to the public through major newswire services, national news services and financial news services. For the purposes of this Policy, information will be considered public, i.e., no longer “nonpublic,” after the close of trading on the second full trading day following the Company’s widespread public release of the information.

V.	STATEMENT OF COMPANY POLICY AND PROCEDURES

A.	PROHIBITED ACTIVITIES

1.	No Insider may trade in Company securities without following the procedures set forth in Section V.C below.
2.

Except as provided in Section VI below, no Insider may trade in Company securities while possessing material nonpublic information concerning the Company. The fact that a trade may have been approved does not excuse a violation of law. It is ultimately the Insider’s responsibility not to trade in the Company’s securities while in possession of material nonpublic information concerning it.

3.

Except as provided in Section VI below, no Insider may trade in Company securities during any regular trading blackout period or during any special trading blackout period designated by the Compliance Officer.

4.

The Compliance Officer may not trade in Company securities unless the trade has been approved by the Chief Executive Officer of the Company and potentially in consultation with Securities Counsel in accordance with the procedures set forth in Section V.C below.

5.

No Insider may “tip” or disclose material nonpublic information concerning the Company to any non-Insider (including analysts, individual investors and members of the investment community and news media), unless required as part of that Insider’s regular duties for the Company and authorized by the Compliance Officer and/or the Chief Executive Officer. In any instance in which such information is disclosed to outsiders, the Company will take such steps as are necessary to preserve the confidentiality of the information, including requiring the outsider to agree in writing to comply with the terms of this Policy and/or to sign a confidentiality agreement. All inquiries from outsiders regarding material nonpublic information about the Company must be forwarded to the Compliance Officer or the Chief Executive Officer.

6.

No Insider may give trading advice of any kind about the Company to anyone while possessing material nonpublic information about the Company, except that Insiders should advise others not to trade if doing so might violate the law or this Policy. The Company strongly discourages all Insiders from giving trading advice concerning the Company to third parties even when Insiders do not possess material nonpublic information about the Company.

7.	No Insider may trade in any interest or position relating to the future price of Company securities, such as a put, call or short sale.

B.	TRADING BLACKOUT PERIODS

1.

Regular Trading Blackout Periods. The Company has established four regular trading blackout periods annually. These periods begin 14 days prior to the anticipated date of public announcement of the Company’s results of operations for the first, second and third calendar quarters and for the full calendar year and end at the close of the second full trading day following the date on which such public announcement is made. The Compliance Officer will announce each regular trading blackout period prior to its commencement. The dates of regular trading blackout periods may vary from year to year depending upon projected public announcement dates, but generally such periods will occur in March, late April/early May, late July/early August and late October/early November.

2.

Special Trading Blackout Periods. From time to time, the Compliance Officer may announce special trading blackout periods. Such designation may specify the duration of the period or may require that Insiders refrain from trading in Company securities until a further announcement that the special trading blackout period has ended. No Insider may disclose to any non-Insider that a special trading blackout period has been designated.

3.	Announcements of Trading Blackout Periods. All regular and special trading blackout periods and the termination of special trading blackout periods will be announced by e-mail.
4.

Exceptions for Hardship and Expiring Option Cases.  The Compliance Officer may, after consultation with Securities Counsel, on a case-by-case basis, authorize trading in Company securities during a trading blackout period due to financial or other hardships or when an Insider’s stock option is about to expire, but only in accordance with the procedures set forth in Section V.C.

C.	PROCEDURES FOR APPROVAL

1.

Clearance by Compliance Officer. Each proposed trade in Company securities and each Rule 10b5-1 sales plan proposed to be adopted by an Insider (referred to in Section VI) must be approved in writing by the Compliance Officer. A request for approval must be submitted in writing in the applicable form attached to this Policy, either in paper or electronically. The request should be submitted as far in advance of the proposed trade/adoption as practicable, but in any event should be submitted not less than two days in advance of the proposed trade/adoption. The Compliance Officer will consult with Securities Counsel as he/she believes necessary or desirable.

2.

No Obligation to Approve Trades.  The existence of the foregoing approval procedure does not in any way obligate the Compliance Officer to approve any trades or sales plans. The Compliance Officer may reject any request in his/her sole discretion based upon either or both of securities laws requirements and the Company’s business needs.

VI.	SALES UNDER RULE 10b5-1 SALES PLANS

Anything contained in this Policy to the contrary notwithstanding, sales of Company securities pursuant to a sales plan adopted by an Insider, which plan conforms to the requirements of Rule 10b5-1 under the Exchange Act and is approved by the Compliance Officer, shall be exempt from the provisions of this Policy.

VII.	POTENTIAL CIVIL, CRIMINAL AND DISCIPLINARY SANCTIONS

A.	CIVIL AND CRIMINAL PENALTIES

The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay the loss suffered by the person who purchased securities from or sold securities to an insider tippee, pay civil penalties up to three times the profit made or loss avoided, pay a criminal penalty of up to $1 million, and serve a jail term of up to 10 years. The Company and/or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.

B.	COMPANY DISCIPLINE

Violation of this Policy or federal or state insider trading laws by any director, officer or employee, or their family members, may subject the director to removal and the officer or employee to disciplinary action by the Company up to and including termination for cause.

C.	REPORTING OF VIOLATIONS

Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or knows of any such violation by any other Insiders, must report the violation immediately to the Compliance Officer. Upon learning of any such violation, the Compliance Officer, in consultation with Securities Counsel, will determine whether the Company should release any material nonpublic information, or whether the Company should report the violation to the SEC or other appropriate governmental authority.

VIII.	INQUIRIES

Please direct all inquiries regarding any of the provisions of or procedures under this Policy to the Compliance Officer.

Receipt and Acknowledgment

I, _________________________, hereby acknowledge that I have received and read a copy of M-tron Industries Inc. Policy and Procedures Governing Sales and Purchases of Company Securities by Insiders” and agree to comply with its terms. I understand that violation of insider trading laws or regulations may subject me to severe civil and/or criminal penalties, and that violation of the terms of the above‑titled Policy may subject me to discipline by the Company, up to and including termination for cause.

Signature	Date

APPLICATION AND APPROVAL FOR TRADING BY AN INSIDER OF MTRON INDUSTRIES INC.

Name:

Title:

Proposed Trade Date:

Type of Security to be Traded:

Type of Trade (Purchase/Sale):

Number of Shares to be Traded:

CERTIFICATION

I, ____________________________, hereby certify that (i) I am not in possession of any “material nonpublic information” concerning the Company (as defined in the Company’s “Policy and Procedures Governing Sales and Purchases of Company Securities by Insiders”) and (ii) to the best of my knowledge, the proposed trade(s) listed above do(es) not violate trading restrictions under securities laws applicable to me. I understand that if I trade while possessing such information or in violation of such trading restrictions, even if this application is approved, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature	Date

REVIEW AND DECISION

The undersigned hereby certifies that I have reviewed the foregoing application and ______APPROVE _______PROHIBIT the proposed trade(s).

Insider Trading Compliance Officer (or Designee)	Date

APPLICATION AND APPROVAL FOR ADOPTION OF A RULE 10b5-1 PLAN BY AN INSIDER OF MTRON INDUSTRIES INC.

Name:

Title:

Proposed Plan Adoption Date:

Type of Security to be Traded:

Number of Shares Covered under Plan:

CERTIFICATION

I, ____________________________, hereby certify that (i) attached to this Application is a true and correct copy of the Rule 10b5-1 Sales Plan proposed to be adopted by me, (ii) I am not in possession of any “material nonpublic information” concerning the Company (as defined in the Company’s “Policy and Procedures Governing Sales and Purchases of Company Securities by Insiders”) and (iii) to the best of my knowledge, adoption by me of proposed Plan does not violate trading restrictions under securities laws applicable to me. I understand that if I trade in violation of such trading restrictions, even if this application is approved, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company up to and including termination for cause.

Signature	Date

REVIEW AND DECISION

The undersigned hereby certifies that I have reviewed the foregoing application and ______APPROVE _______PROHIBIT the proposed Plan.

Insider Trading Compliance Officer (or Designee)	Date